EXHIBIT 99.1

MTM TECHNOLOGIES, INC. SIGNS AGREEMENT
TO ACQUIRE INFO SYSTEMS, INC.

  o EXPANDS PRESENCE TO NEW MAJOR MID-ATLANTIC MARKETS, INCLUDING WILMINGTON, PHILADELPHIA, AND BALTIMORE

Stamford, CT - January 28, 2005 - MTM Technologies, Inc. ("MTM Technologies") (NASDAQ: MTMC), a leading computer and communications technology management company providing IT networking and data center services, including storage, security, collaboration, messaging, and voice over internet protocol (VOIP) solutions, today announced that it has entered into a definitive agreement to acquire Wilmington, Delaware based Info Systems, Inc. ("Info Systems"). MTM Technologies expects to close the transaction by mid February. Info Systems is an Avaya Gold Partner, a Cisco Silver Partner, a Microsoft Gold Partner, and a Citrix Platinum Partner, providing VOIP, security, storage, connectivity, and server architecture solutions, as well as remote network monitoring, management and support services through its Network Operations Center.

Upon completion of the acquisition, Info Systems will expand MTM Technologies' presence to the Mid-Atlantic Region adding five offices located in Wilmington, Dover, Philadelphia, Baltimore and York, PA. Mark Stellini, Info System's President and his senior management team are expected to join MTM Technologies and lead its Mid-Atlantic Region operations. During the year ended December 31, 2004, Info Systems generated revenues of $58 million. Info Systems will add approximately 240 employees of which approximately 170 are consultants and technical staff. The combined MTM Technologies and Info Systems workforce will be approximately 590.

"The acquisition of Info Systems will significantly expand our national footprint by extending our business into the Mid-Atlantic Region and deepens our technical capabilities by adding Avaya Gold certification and by expanding our Network Operations Center capabilities on the East Coast," said Francis J. Alfano, MTM Technologies' CEO. "We believe our suite of access, VOIP, storage and security solutions increases our value proposition for our clients and differentiates us in today's market place. With over 25 locations across the US and a proven acquisition strategy, we will continue to build the preeminent solution provider focused on our middle market client's IT infrastructure needs. We are focused on the integration of our acquired businesses and expect to begin benefiting from our complementary acquisitions."

"For over 20 years Info Systems has been committed to delivering technology solutions that solve business problems," said Mark Stellini, President of Info Systems. "In continuing to expand our capabilities we have found an excellent partner in MTM Technologies, and are extremely excited with the opportunity to become an integral part of a premier national provider of IT services. The acquisition by MTM Technologies enhances the solutions we can bring to our clients and affords our employees the opportunity to expand their career opportunities as part of a rapidly growing company."

The completion of the acquisition is subject to a number of customary closing conditions, including, among others, obtaining third party consents, MTM Technologies obtaining financing sufficient to fund the transaction, and the execution of certain employment agreements by senior management of Info Systems. Consideration to be paid by MTM Technologies for the transaction consists of $8.3 million in cash plus shares of MTM Technologies common stock with a value of $3.2 million, such shares to be valued at the greater of the weighted average


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trading price of such common stock for the 10 business days ending immediately prior to the closing of the transaction and $2.75. In addition, there will be up to an additional $1.7 million in consideration payable in certain circumstances. MTM Technologies expects to finance the cash portion of the consideration through the issuance of additional equity and debt securities, although no binding agreement for such issuance has been entered into at this time.

ABOUT MTM TECHNOLOGIES, INC.

MTM Technologies, Inc. is a leading computer and communications technology management company providing IT networking and data center services, including storage, security, messaging and VOIP solutions. MTM Technologies is an authorized reseller/partner and integrator for Microsoft, HP, Cisco Systems, Citrix, Intel Corp, IBM, Dell Computer, Nortel and Novell. For more information visit our web site at www.mtm.com.

ABOUT INFO SYSTEMS, INC.

Info Systems, Inc. is a 20-year veteran in the IT industry, with a focus on IT management and consulting. Employing over 170 skilled technical resources, the company helps its customers eliminate risk and focus on growth. Info Systems provides solutions to clients' problems by creating a solid infrastructure and selecting strategic products with the required technology, while managing the end solution for maximum impact. Info Systems is an authorized reseller partner for HP, EMC, Citrix, RSA, Cisco Systems, Avaya and others. To learn more, call 800.494.INFO or visit our website at www.infosysinc.com.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include MTM Technologies' entry into new commercial businesses, the risk of obtaining financing, recruiting and retaining qualified personnel, and other risks described in MTM Technologies' Securities and Exchange Commission filings. The forward looking statements in this press release speak only as of the date hereof and MTM Technologies disclaims any obligation to provide updates, revisions or amendments to any forward looking statement to reflect changes in MTM Technologies' expectations or future events.


FOR MORE INFORMATION CONTACT:  John F. Kohler
                               MTM Technologies, Inc.
                               Phone: (203) 975-3750
                               Fax: (203) 975-3701
                               Email: Investorrelations@mtm.com